JOINT FILER INFORMATION

NAME:            Frost Alpha Investments Trust
ADDRESS:   4400 Biscayne Blvd
    Miami, FL 33137

Designated Filer:  Phillip Frost, M.D.

Issuer and Ticker Symbol:  IVAX  CORPORATION

Date of Event Requiring
Statement:   April 12, 2005

FROST ALPHA INVESTMENTS TRUST

 by:           /s/  Phillip Frost, M.D.
  Phillip Frost, M.D., Trustee